Exhibit 99.6

INTERCREDITOR, STANDSTILL AND SUBORDINATION AGREEMENT

      INTERCREDITOR, STANDSTILL AND SUBORDINATION AGREEMENT (this "Agreement"), dated as of January 22, 2003 between CAPMARK SERVICES, L.P., in its capacity as the holder of the Senior Loan (hereinafter defined) (together with its successors and assigns, the "Senior Lender"), and HOLIDAY RETIREMENT CONSULTING SERVICES LLC, in its capacity as Agent for the holders of the Mezzanine Loan (hereinafter defined) (in such capacity together with its successors and assigns, the "Mezzanine Lender").

RECITALS

      WHEREAS, pursuant to that certain Loan Agreement dated as of March 31, 1998, as amended by (i) that certain First Amendment to Loan Agreement and Reaffirmation Agreement dated as of August 28, 1998, (ii) that certain Second Amendment to Loan Agreement and Reaffirmation Agreement dated as of April 7, 2000 and (iii) that certain Modification and Reaffirmation Agreement (the "Modification Agreement") dated as of December 26, 2002 and effective as of December 11, 2002 (as the same may be amended, restated, modified, extended and in effect from time to time, the "Senior Loan Agreement"), Senior Lender is the holder of a secured mortgage loan in the amount of $50,140,000 (the "Senior Loan") made to ALS-Venture I, Inc. ("Property Borrower"). The Senior Loan is secured, inter alia, by various mortgages/deed of trust (the "Mortgages"), which Mortgages encumber the parcels of real property described on Exhibit A attached hereto (each, a "Property", and collectively, the "Properties"). The Senior Loan Agreement, the Mortgages and all other documents and instruments now or hereafter evidencing or securing the Senior Loan, as amended from time to time, are hereinafter referred to as the "Senior Loan Documents".

      WHEREAS, pursuant to that certain Credit Agreement dated as of the date hereof (as the same may be amended, restated, modified, extended and in effect from tune to time, the "Mezzanine Loan Agreement"), the lenders party to the Mezzanine Loan Agreement have agreed, on certain conditions, to make loans in an aggregate amount of up to $15,000,000 (the "Mezzanine Loan") to Alterra Healthcare Corporation (the "Mezzanine Borrower"). The Mezzanine Loan is secured by (i) a pledge of all of the Mezzanine Borrower's direct equity interests in the Property Borrower, (ii) a subordinate pledge of all of the equity interests in the entities identified on Exhibit B attached hereto (the "Companies") held collectively by Mezzanine Borrower and ALS-Clare Bridge, Inc. and (iii) a pledge of all amounts now or hereafter owing to Mezzanine Borrower from Property Borrower or any of the Companies, whether from loans or advances to Property Borrower or the Companies or from payments made by Mezzanine Borrower on behalf of Property Borrower or the Companies, including without limitation, intercompany advances (collectively, the "Mezzanine Pledge"). The Mezzanine Loan Agreement, the Mezzanine Pledge, and all other documents and instruments now or hereafter evidencing or securing the Mezzanine Loan, as amended from time to time, are hereinafter referred to as the "Mezzanine Loan Documents",

      WHEREAS, the Senior Lender and Mezzanine Lender desire to enter into this Agreement to facilitate the relationship between the lenders.

      NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

      1.          Senior Lender hereby approves the entry by the Mezzanine Borrower into the Mezzanine Loan Documents and acknowledges the pledge to Mezzanine Lender of all of the interests covered by the Mezzanine Pledge (collectively, the "Interests"). Senior Lender acknowledges that the execution and delivery of the Mezzanine Loan Documents is contemplated under the Senior Loan Documents and will not constitute an event of default thereunder.

      2.     Mezzanine Lender hereby approves the Mezzanine Borrower having caused the Property Borrower to borrow the Senior Loan and enter into the Senior Loan Documents with Senior Lender.

      3.     (a)     Mezzanine Lender confirms and agrees that the Mezzanine Loan Documents (solely as the same relate to the Interests) are and shall continue to be subject and subordinate to (i) the lien and security interests created by, as well as to all of the terms, covenants, provisions and conditions contained in, and all rights of Senior Lender under, the Senior Loan Documents and (ii) subject to the provisions of Paragraph 11, Senior Lender's right to receive payments (including, without limitation, whether in cash or other property and whether received directly, indirectly or by set-off, counterclaim or otherwise) from Property Borrower and/or from the Properties prior to the date that all obligations of Property Borrower to Senior Lender under the Senior Loan Documents are paid. Such subordination is and shall remain in effect irrespective of the time, order or method of attachment or perfection of the liens and security interests created by the Senior Loan Documents, or the time or order of the filing or non-filing and recording or nonrecording of the Senior Loan Documents, or the giving of or failure to give notice of purchase money security interests and irrespective of any other fact, circumstance, act or occurrence that might otherwise affect the priorities established under this Paragraph 3.

           (b)     Mezzanine Lender shall not contest the validity, perfection, priority or enforceability of the security interests, mortgages and liens securing or purportedly securing any of the Senior Loan, and that as between Senior Lender and the Mezzanine Lender, the terms of this Agreement shall govern even if part or all of the indebtedness evidenced by the Senior Loan Documents (such indebtedness, together with all other obligations, liabilities, amounts, fees, sums, default interest and expenses of any kind now or hereafter evidenced or secured by, or arising under, the Senior Loan Documents, together with interest thereon in accordance with the terms and conditions of the Senior Loan Documents, is referred to herein as the "Senior Indebtedness") or the security interests, mortgages and liens securing payment and performance thereof are avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise. Similarly, Senior Lender shall not contest the validity, perfection, priority or enforceability of the security interests, mortgages and liens securing or purportedly securing any of the Mezzanine Loan, and that as between Senior Lender and the Mezzanine Lender, the terms of this Agreement shall govern even if part or all of the indebtedness evidenced by the Mezzanine Loan Documents or the security interests, mortgages and liens securing payment and performance thereof are avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise.

(c)     Mezzanine Lender waives any and all notice of the creation, renewal, extension, increase, accrual or other modification of any of the Senior Indebtedness. Mezzanine Lender agrees that Senior Lender has relied upon the subordination provided for herein in consenting to the Mezzanine Loan Documents and the making of the Mezzanine Loan. Mezzanine Lender waives notice of or proof of reliance on this Agreement and protest, demand for payment and notice of default.

      4.     Mezzanine Lender hereby agrees that Senior Lender may (i) extend, consolidate, substitute, partially release, increase, amend, supplement or otherwise modify the Senior Loan and any or all of the Senior Loan Documents; provided, however, so long as the Mezzanine Loan is outstanding, no such amendment or modification shall (A) increase the principal amount of the Senior Loan or (B) increase the interest rate payable thereunder (unless the same is expressly permitted pursuant to Section IX of the Modification Agreement) or (ii), subject to the provisions of this Agreement, accelerate the Senior Loan without notice to or the consent or approval of Mezzanine Lender, and the same shall not affect the subordination of the Mezzanine Loan Documents set forth herein. Notwithstanding the foregoing, in no event shall Senior Lender be obligated to obtain Mezzanine Lender's consent or approval to an amendment or modification described in clause (B) above in the case of a work-out or other surrender, compromise, release, renewal, or indulgence relating to the Senior Loan during the continuance of an event of default under the Senior Loan. Mezzanine Lender further acknowledges and agrees that Senior Lender may waive, release, surrender, sell, convey or terminate any of the Senior Loan Documents, any obligations of Property Borrower and any other party from time to time to any Senior Loan Document, and any collateral held as security for the Senior Loan, without notice to or the consent or approval of Mezzanine Lender, and the same shall not affect the subordination of the Mezzanine Loan Documents set forth herein to the remaining Senior Loan Documents.

      5.     Until the day that the Senior Indebtedness has been repaid in full, and all other obligations of Property Borrower under the Senior Loan Documents have been fully satisfied, subject to Paragraph 14 hereof (the "Senior Indebtedness Satisfaction Date"), Mezzanine Lender shall not, without the prior written consent of Senior Lender (which may be withheld in Senior Lender's sole and absolute discretion) exercise any of its rights and remedies under the Mezzanine Pledge with respect to the Interests, including, without limitation, the commencement of any judicial or non-judicial action or proceeding to foreclose on the Interests under the Mezzanine Pledge.

      6.     So long as the Mezzanine Loan is outstanding, Senior Lender hereby agrees (a) to deliver to Mezzanine Lender a copy of (i) any notice or demand for payment or performance or notice of a default or an event of default or acceleration of debt or claims for indemnification or notice of exercise of rights which Senior Lender may from time to time give or serve upon the Property Borrower or any guarantor pursuant to the provisions of any of the Senior Loan Documents and (ii) any amendments or modifications of the Senior Loan Documents; and (b) not to cross-default or cross-collateralize the Senior Loan with any other loan, without the prior written consent of the Mezzanine Lender.

      7.     (a)     If a default occurs under the Senior Loan Documents, Senior Lender hereby agrees that Mezzanine Lender shall have the right (but not the obligation) to cure any default of Property Borrower occurring under any of the Senior Loan Documents and Senior Lender agrees to accept Mezzanine Lender's performance under any of the Senior Loan Documents in Property Borrower's place and stead. Such right shall continue (i) in the case of defaults that can be cured solely by the payment of money (a "Monetary Default"), until 5 business days after receipt by Mezzanine Lender of notice of such default from Senior Lender, and (ii) in the case of a default that is not a Monetary Default, but is otherwise susceptible of cure by Mezzanine Lender (a "Non-Monetary Default"), until 10 business days after the later to occur of (x) receipt by Mezzanine Lender of notice of such default from Senior Lender or (y) the cure period given to the Property Borrower under the Senior Loan Documents for such Non-Monetary Default expires. Prior to the expiration of the foregoing cure periods, Senior Lender shall not initiate the foreclosure of any Property or pursue any of its other remedies under the Senior Loan Documents (unless Senior Lender has determined that the exercise of any such remedies is necessary to prevent the imminent or material impairment of the value, use or operation of any of material portion of the Properties). Notwithstanding anything herein to the contrary, (A) the cure rights of Mezzanine Lender under this Paragraph 7(a) shall not apply to any continuing defaults (or series of Monetary Defaults) that have been (or continue to be) cured by Mezzanine Lender for more than six consecutive months; and (B) if Mezzanine Lender timely cures Monetary Defaults and Non-Monetary Defaults, Senior Lender will not waive any late charges, expenses or default interest which might otherwise be due and no default will be fully cured unless any such late charges, expenses or default interest are also paid in full within the applicable cure periods therefor.

           (b)     In addition to the curative rights set forth in subparagraph (a) above, if a default occurs under the Senior Loan Documents which default is not cured prior to the expiration of any applicable grace or curative period, Mezzanine Lender shall have the right, by giving notice to Senior Lender ("Acquisition Notice") on or before the date which is 10 days prior to any foreclosure sale under the Senior Loan Documents, to acquire the Senior Loan and the Senior Loan Documents for a purchase price ("Acquisition Price") equal to the then outstanding amount of the Senior Indebtedness. If Mezzanine Lender notifies Senior Lender in a timely manner that it desires to purchase the Senior Loan and the Senior Loan Documents by giving the Acquisition Notice, the closing of such acquisition shall occur on the date ("Closing Date") designated by Mezzanine Lender which Closing Date shall occur not later than the earlier of (i) 10 business days after the date the Acquisition Notice is received by Senior Lender or (ii) the business day preceding the date of any scheduled foreclosure sale under the Senior Loan Documents. At the closing of Mezzanine Lender's acquisition of the Senior Loan Documents and Senior Loan, Mezzanine Lender shall pay the Acquisition Price to Senior Lender by the wire transfer of good federal funds and Senior Lender shall sell, transfer, assign and convey, without recourse or warranty (except warranty as to title to the Senior Loan and the Senior Loan Documents free and clear of liens and a warranty as to the amount of the principal balance of, accrued interest on, and escrows maintained with respect to, the Senior Loan), all of Senior Lender's right, title and interest, in, to and under the Senior Loan and the Senior Loan Documents. If Mezzanine Lender acquires the Senior Loan and the Senior Loan Documents, Senior Lender will reasonably cooperate with Mezzanine Lender to effect an orderly transfer of the Senior Loan and the Senior Loan Documents.

      8.     Senior Lender agrees that no default or event of default under the Mezzanine Loan Documents shall, in and of itself, constitute or give rise to a default or event of default under the Senior Loan Documents.

      9.     Mezzanine Lender shall deliver to Senior Lender a copy of any notice or demands for payment or performance or notices of a default or an event of default or acceleration of debt or claims for indemnification which Mezzanine Lender may from time to time give or serve upon the Mezzanine Borrower or any of its constituent entities or guarantors pursuant to the provisions of any of the Mezzanine Loan Documents.

      10.     So long as the Senior Loan is outstanding, Mezzanine Lender hereby agrees that:

           (a)     No modification or amendment of the Mezzanine Loan Documents which reduces the term of the Mezzanine Loan, increases the principal amount of the Mezzanine Loan or the interest rate or creates a new interest payment than now payable or requires additional payments than now payable shall be made without Senior Lender's prior written consent, unless Mezzanine Lender has received bankruptcy court approval for the same and has provided evidence to Senor Lender of such bankruptcy court approval.

           (b)     Mezzanine Lender shall not assign or transfer the Mezzanine Loan or any of the Mezzanine Loan Documents and/or the collateral for the Mezzanine Loan to any Person other than a Qualified Transferee (defined below) unless Mezzanine Lender first obtains the prior written consent of Senior Lender. For purposes hereof, a "Qualified Transferee" shall mean: an entity that is regularly engaged in the business of providing debtor in possession financing similar to the Mezzanine Loan and which is either (1) a pension fund, pension plan, insurance company, mutual fund, bank, savings and loan association, investment bank, real estate investment trust, or such other company or trust that is in the business of regularly making commercial real estate loans and maintains a net worth (computed in accordance with GAAP) of not less than $750,000,000, (2) a trustee in a securitization of the Mezzanine Loan so long as the trustee and special servicer therefor is a Person who has been approved by each of the Rating Agencies (defined below) as a trustee and special servicer, respectively, in a securitization occurring during the preceding six months and would otherwise be a Qualified Transferee, (3) any Person Controlled (defined below) by one or more of Mezzanine Lender and/or one or more of the Persons listed in clause (I) above, or (4) any Person that has been approved by Senior Lender, which approval shall not be unreasonably withheld. For purposes hereof, (i) "Control" means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interest of a Person and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person whether through the ability to exercise voting power, by contract or otherwise and (ii) "Rating Agencies" means each of (x) Standard & Poors Ratings Services, a division of The McGraw-Hill Companies, Inc, (y) Moody's Investors Services, Inc. and (z) Fitch, Inc. Mezzanine Lender shall give the Senior Lender notice of any assignment of the Mezzanine Loan or any of the Mezzanine Loan Documents, and any such assignment to a Qualified Transferee shall be deemed to be permitted for all purposes under the Senior Loan Documents.

      11.     Notwithstanding anything to the contrary contained in this Agreement, so long as no event of default shall be continuing under the Senior Loan Documents, Mezzanine Lender shall be permitted to receive scheduled principal and interest payments due under the Mezzanine Loan Documents; provided, however, upon the happening of an event of default under the Senior Loan Documents of which Senior Lender has notified Mezzanine Lender, unless and until such event of default shall have been cured, no direct or indirect payment shall be made on account of any amounts payable with respect to the Mezzanine Loan after the date of such notice if such payment is made from Gross Revenue (as such term is defined in the Senior Loan Agreement) generated by the Properties; it being expressly acknowledged and agreed that, whether or not an event of default shall be continuing under the Senior Loan Documents, nothing herein shall restrict Mezzanine Lender's right to receive any payments due under the Mezzanine Loan Documents from sources other than Gross Revenue generated by the Properties. Any payment made in contravention of this Paragraph 11 shall he held in trust for Senior Lender's benefit and shall he immediately paid to Senior Lender by Mezzanine Lender for application to the Senior Loan.

      12.     Mezzanine Lender represents to Senior Lender that it is not now a creditor of Property Borrower nor shall it become a creditor of Property Borrower so long as the Senior Loan is outstanding. Without limiting the generality of the foregoing, Mezzanine Lender agrees that so long as the Senior Loan is outstanding, Mezzanine Lender shall not acquire, accept or permit to exist any mortgage, pledge or lien affecting (i) any Property or the improvements thereon or (ii) any other assets of Property Borrower, as security for the Mezzanine Loan.

      13.     (a)     Each of Mezzanine Lender and Senior Lender hereby waives any requirement for marshaling of assets thereby in connection with any foreclosure of any security interest or any other realization upon collateral in respect of the Senior Loan Documents or the Mezzanine Loan Documents, as applicable, or any exercise of any rights of set-off or otherwise. Each of Mezzanine Lender and Senior Lender assumes all responsibility for keeping itself informed as to the condition (financial or otherwise) of Property Borrower, Mezzanine Borrower, the condition of the Properties and all other collateral and other circumstances and, except for notices expressly required by this Agreement, neither Senior Lender nor Mezzanine Lender shall have any duty whatsoever to obtain, advise or deliver information or documents to the other relative to such condition, business, assets and/or operations. Mezzanine Lender agrees that Senior Lender owes no fiduciary duty to Mezzanine Lender in connection with the administration of the Senior Loan and the Senior Loan Documents and Mezzanine Lender agrees not to assert any such claim. Senior Lender agrees that Mezzanine Lender owes no fiduciary duty to Senior Lender in connection with the administration of the Mezzanine Loan and the Mezzanine Loan Documents and Senior Lender agrees not to assert any such claim.

           (b)     Subject to Paragraphs 14 and 17(d) of this Agreement, the provisions of this Agreement shall be applicable both before and after the commencement, whether voluntary or involuntary, of any case, proceeding or other action against Property Borrower under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors (a "Proceeding"). For as long as the Senior Loan shall remain outstanding, Mezzanine Lender shall not, and shall not solicit any person or entity to, and shall not direct or cause Mezzanine Borrower to direct or cause the Property Borrower to: (i) commence any Proceeding; (ii) institute proceedings to have Property Borrower adjudicated a bankrupt or insolvent; (iii) consent to, or acquiesce in, the institution of bankruptcy or insolvency proceedings against Property Borrower; (iv) file a petition or consent to the filing of a petition seeking reorganization, arrangement, adjustment, winding-up, dissolution, composition, liquidation or other relief by or on behalf of Property Borrower; (v) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Property Borrower, any Property (or any portion thereof) or any other collateral securing the Senior Loan (or any portion thereof); (vi) make an assignment for the benefit of any creditor of Property Borrower; (vii) seek to consolidate any Property or any other assets of Property Borrower with the assets of Mezzanine Borrower in any proceeding relating to bankruptcy, insolvency, reorganization or relief of debtors; or (viii) take any action in furtherance of any of the foregoing.

           (c)     If Mezzanine Lender is deemed to be a creditor of Property Borrower in any Proceeding (i) Mezzanine Lender hereby agrees that it shall not make any election, give any consent, commence any action or file any motion, claim, obligation, notice or application or take any other action in any Proceeding by or against Property Borrower without the prior consent of Senior Lender, (ii) Senior Lender may vote in any such Proceeding any and all claims of Mezzanine Lender, and Mezzanine Lender hereby appoints the Senior Lender as its agent, and grants to the Senior Lender an irrevocable power of attorney coupled with an interest, and its proxy, for the purpose of exercising any and all rights and taking any and all actions available to the Mezzanine Lender in connection with any case by or against Property Borrower in any Proceeding, including without limitation, the right to file and/or prosecute any claims, to vote to accept or reject a plan, to make any election under Section 1111(b) of the Bankruptcy Code; provided, however, that with respect to any proposed plan of reorganization in respect of which creditors are voting, Senior Lender may vote on behalf of Mezzanine Lender only if the proposed plan would result in Senior Lender being "impaired" (as such term is defined in the United States Bankruptcy Code) and (iii) Mezzanine Lender shall not challenge the validity or amount of any claim submitted in such Proceeding by Senior Lender or any valuations of the Properties or other Senior Loan collateral submitted by Senior Lender, in such Proceeding or take any other action in such Proceeding, which is adverse to Senior Lender's enforcement of its claim or receipt of adequate protection (as that term is defined in the Bankruptcy Code).

           (d)     In the event of any Proceeding, any payment or distribution of any kind (whether in cash, securities or other property) which would be payable or deliverable upon or with respect to the indebtedness evidenced and secured by the Mezzanine Loan Documents shall be paid or delivered directly to Senior Lender for application (in the case of cash) to, or as collateral (in the case of securities or other non-cash property) for, the payment or prepayment of the Senior Indebtedness until the Senior Indebtedness shall have been paid in full; if any such payment or distribution is received by Mezzanine Lender prior to such payment in full of the Senior Indebtedness, Mezzanine Lender shall be deemed to have received the same in trust for the benefit of Senior Lender, Mezzanine Lender shall keep such payments separate from other funds of Mezzanine Lender and shall immediately remit such payment or distribution to Senior Lender immediately upon receipt. Mezzanine Lender shall, upon payment of any sums to Senior Lender pursuant to this Paragraph 13(d), become subrogated to Senior Lender's rights against Property Borrower in respect of such sums; provided, however, that Mezzanine Lender shall not exercise any such right of subrogation unless and until the Senior Indebtedness Satisfaction Date has occurred.

14.     Mezzanine Lender agrees that this Agreement and its obligations and restrictions hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time payment on account of any part of the Senior Indebtedness is made and, pursuant to a court order or as otherwise may be required by applicable law, such payment is rescinded or must otherwise be returned upon insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, receivership, conservatorship, winding up or other similar proceeding involving or affecting Property Borrower, all as though such payment had not been made. Senior Lender may, but shall not be required to, litigate or otherwise dispute such rescission or its obligation to make such repayments. Notwithstanding anything herein to the contrary, the Senior Indebtedness Satisfaction Date shall not have occurred if at any time any such payment is rescinded or returned and any part of the Senior Indebtedness remains outstanding.

      15.     Mezzanine Lender will execute, acknowledge and deliver in recordable form and upon demand, any subordination agreements or other instruments that Senior Lender reasonably requires in order to carry out or further evidence the provisions of this Agreement.

      16.     The provisions and covenants of this Agreement shall be binding upon Senior Lender and Mezzanine Lender and shall inure to the benefit of Senior Lender and Mezzanine Lender, and their respective successors and assigns.

17.     Mezzanine Lender and Senior Lender further agree that:

           (a)     This Agreement reflects the entire agreement of the parties in respect of the subject matter hereof and cannot be altered, amended, modified or discharged orally and no executory agreement shall be effective to modify or discharge it in whole or in part, unless it is in writing and signed by the party against whom enforcement of the modification, alteration, amendment or discharge is sought.

           (b)     No waiver or consent by either party will be effective unless it is evidenced by a writing signed by a duly authorized officer, partner or agent of such party and then only to the extent specifically stated.

           (c)     The enforcement of this Agreement shall be governed, construed and interpreted by the laws of the State of New York, without regard to principles of conflicts of laws.

           (d)     Subject to the provisions of Paragraph 14, this Agreement shall terminate upon the payment to Senior Lender of the full amount of the Senior Indebtedness.

           (e)     This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

           (f)     This Agreement is intended for the sole benefit of (1) Senior Lender and its successors, assigns, and participants and (ii) Mezzanine Lender and its permitted successors, assigns, and participants, and no third party, including without limitation, Property Borrower or Mezzanine Borrower is intended to be conferred with any rights or benefits on account hereof or may rely upon or attempt to enforce any of the terms or provisions hereof.

      18.     Within ten (10) days after any request from a party hereto, the other party will furnish a duly acknowledged estoppel certificate containing such matters as the requesting party may reasonably request with respect to this Agreement and such Person's loan, including, without limitation, the amounts outstanding under such Person's loan and that, to the best of its knowledge, there is no outstanding default under this Agreement or under any of such Person's loan documents.

      19.     All notices, demands, requests and communications required to be given by either party hereunder to the other party shall be in writing and shall be deemed to have been duly given if mailed by United States registered or certified mail, with return receipt requested, postage prepaid, or by United States Express Mail or other comparable overnight courier service to the parties at the following addresses (or at such other addresses as shall be given in writing by any party to the others) and shall be deemed received upon actual receipt or refusal to accept delivery as indicated in the return receipt or in the receipt of such United States Express Mail or courier service.

(a)     To Senior Lender:

CapMark Services, L.P.
245 Peachtree Center Avenue N.E., Suite 1800
Atlanta, Georgia 30303-1231
Attention: _______________
Telecopier: (404) 654-2726

With copies to:

CDC Mortgage Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019
Attention: Real Estate Administration (Gary DiGiuseppe)
Telecopier: (212) 891-6263

and to:

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Stephen Gliatta, Esq.
Telecopier: (212) 836-7156

(b)     To Mezzanine Lender:

Holiday Retirement Consulting Services LLC
2250 McGilchrist Street, S.E.
Salem, Oregon 97302
Attention: Bruce D. Thorn
Telecopier: (503) 375-7644

With a copy to:

Mayer, Brown, Rowe & Maw
1675 Broadway
New York, New York 10019
Attention: David K. Duffee
Telecopier: (212) 262-1910

IN WITNESS WHEREOF, Senior Lender and Mezzanine Lender have executed and delivered this Agreement as of the date and year first above written.

SENIOR LENDER:

CAPMARK SERVICES, L.P.

By:     Pearl Mortgage, Inc., a Delaware corporation. general partner

By:     /s/ Sean D. Reilly

Name: Sean D. Reilly

Title: Vice President

MEZZANINE LENDER:

HOLIDAY RETIREMENT CONSULTING SERVICES LLC, as Agent

By:     /s/ Norman L. Broder
Name: Norman L. Broder
Title: Manager

Exhibit A

[SEE ATTACHED LEGAL DESCRIPTIONS]

Exhibit B

Companies

Clare Bridge of Tempe L.P.
Crossings of Colorado Springs L.P.
Crossings of Pueblo L.P.
Crossings of Twin Falls L.P.
WovenHearts of Blaine L.P.
WovenHearts of InverGrove Heights, L.P.
Clare Bridge of Winston-Salem, LLC
Sterling of Marion/Alliance LLC
Wiltshire Development, L.L.C.
Sterling of Sun City LLC
Sterling of Beavercreek LLC
Sterling Cottage of LaCrosse L.P.
WovenHearts of LaCrosse L.P.
Clare Bridge of Oro Valley L.P.